EXHIBIT 10.19

MEMBERSHIP INTEREST CONTRIBUTION AGREEMENT

by and among

DOC-CCSC Crescent City Surgical Centre, LLC,

Crescent City Surgical Centre Facility, LLC,

Physicians Realty L.P.

and

the Members of Crescent City Surgical Centre Facility, LLC

September 30, 2013

i

(continued)

(continued)

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Page
Schedule A	-	Members of the Company and their Respective Membership Interests
Schedule B	-	Contributor Disclosure Schedule
Section 2.6		-	Permitted Exceptions
Section 3.4(b)		-	Capitalization and Ownership of Subsidiaries
Section 3.4(c)		-	Capitalization and Ownership of Affiliates
Section 3.5		-	Financial Statements
Section 3.7		-	Existing Indebtedness
Section 3.9		-	Assets
Section 3.10		-	Owned Real Property and Leased Real Property
Section 3.12		-	Contracts
Section 3.16(b)			Governmental Authorizations
Section 3.18		-	Insurance Policies
Section 3.19		-	Related Party Transactions
Section 6.1(c)		-	Governmental Authorizations and Consents
Schedule C	-	Acquirer Disclosure Schedule
Section 6.2(c)		-	Governmental Authorizations and Consents
Exhibit A	-	Member Release
Exhibit B	-	Members Bring-Down Certificate
Exhibit C	-	FIRPTA Certificate
Exhibit D	-	Officer Certificate
Exhibit E	-	Acquirer Bring-Down Certificate

MEMBERSHIP INTEREST CONTRIBUTION AGREEMENT

This Membership Interest Contribution Agreement (the “Agreement”) is made as of September 30, 2013 (the “Effective Date”), by and among DOC-CCSC Crescent City Surgical Centre, LLC, a Wisconsin limited liability company (the “Acquirer”), Physicians Realty L.P., a Delaware limited partnership (“Acquirer’s Parent”), Crescent City Surgical Centre Facility, LLC, a Louisiana limited liability company (the “Company”) and the members of the Company identified on Schedule A (the “Members”; together with the Company, the “Contributors”).

W I T N E S S E T H:

WHEREAS, the Members own 100% of the membership interests in the Company which owns certain real property set forth herein; and

WHEREAS, the Company owns 40% of the membership interests in Jeff-Orleans Medical Development Real Estate, LLC (“Landco”) which owns certain real property set forth herein; and

WHEREAS, the Contributors desire to contribute to the Acquirer, and the Acquirer desires to acquire from the Contributors, all of the membership interests in the Company (collectively, the “Interests”) in accordance with the provisions of this Agreement.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

Section 1.1            Definitions.  For the purposes of this Agreement and the Ancillary Agreements:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means, collectively, the Member Release and any other documents entered into between the parties to this Agreement in connection with this Agreement.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in New York, New York are closed either under applicable Law or action of any Governmental Authority.

“Cash” means, with respect to the Company, all cash, cash equivalents and marketable securities held by the Company, calculated in accordance with GAAP in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet.  For avoidance of doubt, Cash will (a) be calculated net of issued but uncleared checks and drafts and (b) include checks and drafts deposited for the account of the Company but not yet posted.

“Existing Indebtedness” means the outstanding Indebtedness of the Company as of immediately prior to the Closing as set forth in Section 3.7 of the Contributor Disclosure Schedule.

“Code” means the Internal Revenue Code of 1986.

“Confidential Information” means any information, in whatever form or medium, concerning the business or affairs of the Company.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any contract, agreement, lease, license, commitment, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

“ Crescent City Surgical Centre Facility ” means that certain Leased Real Property located at 3017 Galleria Drive, Metairie, LA 70001.

“Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder with the result that the transaction contemplated by this Agreement is in violation of applicable law.

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, hypothecation, security interest, preference, priority, right of first refusal, condition, limitation or restriction of any kind or nature whatsoever (whether absolute or contingent).

“Environmental Law” means any Law (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any other Person that, together with the Company, would be treated as a single employer under Section 414 of the Code.

“Executive Order” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Facility Leases” means the Leases set forth in Section 3.10 of the Contributor Disclosure Schedule.

“GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

“Governing Document” means any charter, articles, bylaws, certificate or similar document adopted, filed or registered in connection with the creation, formation, organization or governance of any entity.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any Consent, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.

“Healthcare Investigations” means any inquiries, investigations, probes, audits or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of any Contributor (including, without limitation, inquiries, investigations, probes, audit or procedures concerning potential or actual violations of Healthcare Laws).

“Healthcare Laws” means all provisions, rules and regulations pursuant to or promulgated under the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback statute (42 U.S.C. Section 1320-7a(b)), the Ethics in Patient Referrals Act of 1989, as amended (Stark Law) (42 U.S.C. 1395nn), the Civil Monetary Penalties Law (42 U.S.C. Section 1320-7a), or the Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. 1347), Wire Fraud (18 U.S.C. 1343), Theft or Embezzlement (18 U.S.C. 669), False Statements (18 U.S.C. 1001), False Statements (18 U.S.C. 1035), Patent Inducements Statute, and equivalent state statutes and regulations, and any and all rules and regulations promulgated by any Governmental Authority, including the Centers of Medicare and Medicaid Services (CMS), with respect to any of the foregoing.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities and (c) all Indebtedness of others referred to in clauses (a) and (b) hereof that is directly or indirectly guaranteed in any manner by such Person or that such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (c) all mask works, mask work registrations and mask work applications and all other corresponding rights; (d) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (f) all computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; (g) all databases and data collections; (h) all other proprietary rights; and (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IRS” means the Internal Revenue Service and, to the extent relevant, the Department of Treasury.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge” means, with respect to the Contributors, the actual knowledge, without any duty to investigate, of Kirk Long, Dr. Najeeb Thomas, Dr. Thomas Lavin, Dr. Chad Miller and Jeffrey Morris.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise.

“Loss” means any loss, Proceeding, Judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, diminution of value, Liability, Tax, Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving the claim of another Person.

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on (a) the business, assets, Liabilities, properties, condition (financial or otherwise), operating results, operations or prospects of the Company or (b) the ability of the Company or any Contributor to perform its obligations under this Agreement or to consummate timely the transactions contemplated by this Agreement.

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).

“Permitted Encumbrances” means statutory liens for current real or personal property Taxes not yet due and payable, and such other encumbrances as may be approved or deemed approved by Acquirer pursuant to the terms of Section 2.9 hereof.

“Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Prohibited Person” means

(i)                                     a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a Person with whom Acquirer or any Contributor is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering laws, including the Executive Order and the Patriot Act;

(iv)                              a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)                                 a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tl lsdn.pdf or at any replacement website or other replacement official publication of such list; and

(vi)                              a Person who is Affiliated with a Person listed above.

“Subsidiary” means, with respect to a specified Person, any corporation or other entity of which (a) a majority of the voting power of the equity securities or other interests is owned, directly or indirectly, by such Person (without regard to the occurrence of any contingencies affecting voting power) or (b) the power to elect a board majority (or persons performing similar functions) or otherwise control the entity is held directly or indirectly by such Person.  When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax” means (a) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that the Company is liable to pay by Law, by Contract or otherwise, whether or not disputed.

“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Title Company” means First American Title Insurance Company.

“West Napoleon Avenue Property” means that certain Owned Real Property set forth in Section 3.10 of the Contributor Disclosure Schedule.

Section 1.2                                    Additional Defined Terms.  For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Agreement	Preamble
Agreed Value	2.2
Adjustment Date	2.6
Acquirer	Preamble
Acquirer Disclosure Schedule	Article 4
Acquirer Indemnified Parties	9.1
Claim Notice	9.3(a)
Closing	2.3
Closing Adjustments	2.6
Closing Date	2.3
Company	Preamble
Confidentiality Agreement	5.5(a)
Contributors	Preamble
Contributor Disclosure Schedule	Article 3
Member Release	2.4(a)
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Interests	Preamble
Leases	3.10(b)
Noncontrolling Party	9.4(c)
Owned Real Property	3.10
Permitted Exceptions	Section 2.6 of the Contributor Disclosure Schedule
Securities Act	3.4(e)
Special Claim	9.4(b)
Third Party Claim	9.4(a)
Wire Transfer	2.2(c)

Section 1.3                                    Construction.  Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement are to be construed to be of such gender or number as the circumstances require.  The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.  Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.  Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

ARTICLE 2
THE TRANSACTION

Section 2.1                                    Contribution and Acquisition of Interests.  In accordance with the provisions of this Agreement, at the Closing, the Contributors will contribute and transfer to the Acquirer as a capital contribution, and the Acquirer will acquire from the Contributors, all of the Interests.

Section 2.2                                    Agreed Value.

(a)                                 The aggregate agreed value (within the meaning of the First Amended and Restated Agreement of Limited Partnership of Acquirer’s Parent, dated July 24, 2013) for the Interests (the “Agreed Value”) will be an amount equal to (i) Thirty-Seven Million, Five Hundred Thousand United States Dollars ($37,500,000) minus (ii) the Existing Indebtedness that is paid off at Closing by Acquirer, plus or minus (iii) the amount of Closing Adjustments (if any).

(b)                                 The Agreed Value shall be delivered to the Contributors (a) in the form of common units of limited partnership interest (“OPUs”) in Acquirer’s parent or (b) at each Contributing Member’s election, in cash, payable by Acquirer to said electing Members at the time of Closing by  wire transfer of immediately available funds (“Wire Transfer”).

(i)                                     The number of OPUs will be determined by taking the aggregate dollar value in net proceeds payable to such Member in the form of OPUs, and dividing by the average closing price for Physicians Realty Trust (“REIT”) shares on the New York Stock Exchange for the three (3) trading days prior to the Closing.  For illustration purposes, if the dollar value payable to a Member is $100,000, and the three (3) day average closing price is $11.50, then the Member would receive 8,695 OPUs in lieu of cash.

(c)                                  The personal property referred to herein is included for convenience and no portion of the Purchase Price is attributable thereto.

Section 2.3                                    Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Ajubita, Leftwich & Salzer, LLC located at 1100 Poydras Street, 1500 Energy Centre, New Orleans, LA 70163-1500, on or before the date that is fifteen (15) days after the Effective Date, or at such other time and place as the Acquirer and the Contributors may agree to in writing.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.4                                    Closing Transactions.

(a)                                 At the Closing, the Contributors (unless a different Person is identified below) will deliver to the Acquirer:

(i)                                     certificates representing the Interests, duly endorsed in blank or accompanied by powers duly executed in blank, with all appropriate transfer tax stamps affixed;

(ii)                                  a release in the form of Exhibit A executed by each Member (the “Member Release”);

(iii)                               a certificate in the form of Exhibit B, dated as of the Closing Date, executed by each Member confirming the satisfaction of the conditions specified in Sections 6.1(a) through (g);

(iv)                              a certification in the form of Exhibit C executed by each Contributor stating, under penalty of perjury, such Contributor ‘s U.S. taxpayer identification number and address and that such Contributor is not a “foreign person” as defined in Section 1445 of the Code;

(v)                                 resignations effective as of the Closing Date from all managers and officers of the Company;

(vi)                              a certificate in the form of Exhibit D of the secretary or assistant secretary of the Company dated as of the Closing Date and attaching with respect to the Company (A) the Company’s articles of organization and all amendments thereto, certified by the Secretary of State of the jurisdiction of the Company’s formation not more than five Business Days prior to the Closing Date; (B) the Company’s operating agreement and all amendments thereto; (C) a certificate of good standing of the Company certified by the Secretary of State of the jurisdiction of the Company’s organization and each other jurisdiction where the Company is authorized to do business, each issued not more than five Business Days prior to the Closing Date; (D) all resolutions of the managers and members of the Company relating to this Agreement and the transactions contemplated by this Agreement; and (E) incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement;

(vii)                           a receipt for the Agreed Value, in a form reasonably satisfactory to the Acquirer;

(viii)                        Company shall deliver any and all affidavits, instruments or forms (y) which are customarily executed, acknowledged and delivered by parties to similar transactions in order to effectuate the transactions contemplated hereby and (z) which the Title Company shall reasonably require to omit from its title insurance policy all exceptions for mechanic’s liens, general exceptions for rights of tenants, judgments, bankruptcies or other returns against the Contributors, Company and persons or entities whose names are the same as, or are similar to, the Contributors’ and the Company’s names;

(ix)                              copies of any required transfer tax returns or waiver forms, if any, duly executed and acknowledged by Contributors together with the transfer taxes due thereunder, if any;

(x)                                 Company shall deliver notification letters to service providers/utilities, if required;

(xi)                              Company shall deliver fully-executed amendments to the Facility Leases;

(xii)                           Operating Partnership Unit issuance (if elected);

(xiii)                        Termination and release documentation for the mortgage debt relating to the Crescent City Surgical Centre Facility;

(xiv)                       Guaranty of Lease by individual Members pertaining to tenant’s obligations under the Facility Leases;

(xv)                          any required bulk sales or similar release with respect to the transactions contemplated herein;

(xvi)                       Title company shall deliver to the Acquirer, at Acquirer’s cost, the Title Policy in the form previously accepted by Acquirer, with endorsements as required by Acquirer;

(xvii)                    Evidence of conveyance of the West Napoleon Avenue Property by the Company to Crescent City Surgical Centre Operating Company, L.L.C. ;

(xviii)                 Evidence of conveyance of 40% of the membership interests in Landco held by the Company to Crescent City Surgical Centre Operating Company, L.L.C.;

(xix)                       Estoppel certificates pertaining to the Crescent City Surgical Centre Facility, including but not limited to the Ground Lessor Estoppel and the Estoppel Certificate;

(xx)                          If elected by a Contributor with a negative capital account who is receiving OPUs, a Limited Guaranty Agreement for each such Contributor in favor of Regions Bank, as administrative agent under that certain Credit Agreement dated as of August 29, 2013 and other Credit Documents as more particularly described therein;

(xxi)                       Nondisturbance and Recognition Agreement from Whitney Bank in recordable form;

(xxii)                    Memorandum of Lease for that certain Net Lease of Commercial Property dated July 30, 2010 (as amended) in recordable form;

(xxiii)                 Termination of that certain Net Lease of Commercial Property dated October 23, 2009 in recordable form;

(xxiv)                Memorandum of Sub-Lease for that certain Net Sub-Lease of Commercial Property dated July 30, 2010 (as amended) in recordable form;

(xxv)                   Resolutions and any other documentation required to adopt the new Operating Agreement for the Company; and

(xxvi)                such other documents, instruments and agreements as the Acquirer reasonably requests for the purpose of consummating the transactions contemplated by this Agreement;

(b)                                 At the Closing, the Acquirer will deliver to the Contributors:

(i)                                     the Agreed Value payable in proportion to the Contributors’ respective holdings of the Interests as set forth on Schedule A, by wire transfer of immediately available funds to the accounts specified on Schedule A and/or by delivery of the OPUs in accordance with Section 2.2;

(ii)                                  a certificate in the form of Exhibit E, dated as of the Closing Date, executed by the Acquirer confirming the satisfaction of the conditions specified in Sections 6.2(a) and (b);

(iii)                               copies of any required transfer tax forms or waiver forms, if any, duly executed and acknowledged by Acquirer; and

(iv)                              such other documents, instruments and agreements as the Contributors reasonably request for the purpose of consummating the transactions contemplated by this Agreement.

Section 2.5                                    Closing Adjustments.

(a)                                 In the event that any of the following shall accrue to the Company but are not subject to adjustment in the Facility Leases, they shall be apportioned (“Closing Adjustments”) and adjusted between Contributors and Acquirer as of midnight of the day preceding the Closing Date (“Adjustment Date”) on a pro rata basis (unless explicitly stated otherwise):

(i)                                     real estate and other taxes, assessments and charges, and other municipal and state charges, license and permit fees, if any, assessed or charged against the Real Property, on the basis of the fiscal period for which assessed or charged;

(ii)                                  water and sewer rents and charges assessed or charged against the Real Property, on the basis of the fiscal period for which assessed or charged;

(iii)                               water, electric, gas, steam and other utility charges for services furnished to the Real Property except that no apportionment shall be made for any of such items as are furnished and charged by the utility company furnishing such service directly to tenants;

(iv)                              fuel, if any, and all taxes thereon, on the basis of a written reading taken as late as possible prior to the Adjustment Date, at the price then charged by Contributors’ supplier, including any taxes;

(v)                                 deposits with utility companies and fees and charges for transferable governmental permits and licenses;

(vi)                              personal property taxes, if any, on the basis of the fiscal year for which assessed;

(vii)                           rents paid by tenants under the Leases;

(viii)                        the swap breakup fee with respect to the Existing Indebtedness shall be divided equally between the Contributors and the Acquirer so that the Contributors are responsible for one-half (1/2) and the Acquirer is responsible for the remaining one-half (1/2) of such fee; and

(ix)                              such additional adjustments as are normally made in connection with the sale of comparable properties in the Metairie, Louisiana area.

Section 2.6                                    Title.

(a)                                 The Company shall have good, valid and marketable fee simple title to the Owned Real Property, subject only to Permitted Exceptions.

(b)                                 Acquirer may, at Acquirer’s sole cost and expense, order (i) a commitment (the “Title Commitment”) for an ALTA Owner’s Policy of Title Insurance for the Real Property from the Title Company (“Title Policy”) and (ii) a current survey or an update of any existing survey of the Property certified to  Contributor, Acquirer and the Title Company (the “Survey”).

(c)                                  If any title defects or encumbrances appear in the Title Commitment or the Survey, other than the Permitted Exceptions (“Title Objections”), Acquirer may reject title by giving notice of such rejection to Contributors (“Acquirer’s Rejection Notice”) after receipt of the Title Commitment (or a bringdown or update thereof) and Survey, which notice shall specify the alleged Title Objections.  If Acquirer shall so reject title, Contributors shall have the right, upon notice to Acquirer given not more than fifteen (15) days after receipt of Acquirer’s Rejection Notice, to adjourn the Closing for a period or periods not exceeding thirty (30) days in the aggregate, during which time Contributors shall endeavor to cure such Title Objections.

(d)                                 If Contributors shall elect not to cure or if Contributors shall elect to attempt to cure such alleged Title Objections and if, for any reason whatsoever, any or all of the same are not cured within such period not exceeding thirty (30) days, and Contributor shall give notice to Acquirer of such uncured Title Objections, Acquirer shall, within twenty (20) days after receiving such notice of Contributor, give notice to Contributor electing either to cancel and terminate this Agreement or to waive such alleged Title Objections without compensation or offset or abatement to or of the Purchase Price, and Acquirer shall thereupon take and accept title to the Property “as is”.  Acquirer’s failure to timely give such notice shall be deemed an election by Acquirer to cancel and terminate this Agreement.

(e)                                  If Acquirer shall cancel and terminate this Agreement pursuant to the terms of this Section 2.9, Contributors shall return the Deposit, together with any interest accrued thereon, to Acquirer and this Agreement shall in all respects be and become null and void and of no force or effect whatsoever, and no party hereto shall have any rights, claims, obligations or liabilities hereunder except for those which expressly survive the termination of this Agreement.

(f)                                   In the event that Acquirer shall elect to waive such alleged Title Objections as aforesaid, then the Closing shall take place on the later of (i) the Closing Date or (ii) the third (3rd) business day following the expiration of the twenty (20) day period referred to in Section 2.8(d) above.

(g)                                  Notwithstanding anything in this Section 2.8 to the contrary, Contributor shall, at its sole cost and expense, remove of record and otherwise cure Title Objections which (i) can be removed of record by the payment of a liquidated amount, and/or (ii) arise out of the willful act of Contributor.

(h)                                 If (i) no Title Objections shall appear in the Title Commitment or Survey, (ii) any existing Title Objections shall be cured as aforesaid within the time hereinabove provided or (iii) Acquirer shall elect to waive any alleged Title Objections as aforesaid within the time hereinabove provided, then this Agreement shall remain in full force and effect.

(i)                                     Any unpaid taxes, assessments, water charges and sewer rents and any other liens and encumbrances which Contributors are obligated to pay and discharge hereunder, together with the cost of recording or filing any instruments necessary to discharge such liens and encumbrances of record, may be paid out of the proceeds of any monies payable to Contributors at the Closing if Contributors deliver to Acquirer on the Closing Date official bills for such taxes, assessments, water charges, sewer rents, and instruments in recordable form sufficient to discharge such other liens and encumbrances of record.

(j)                                    If any instruments or affidavits are required by the Title Company in order to obviate a defect in or objection or exception to title including any standard exceptions, Company agrees to execute, acknowledge and deliver any such instruments and affidavits which shall be in such form and shall contain such terms and conditions as may be required by the Title Company to satisfy said company sufficiently for it to omit any defect in or objection or exception to title without any additional charge to Acquirer.

(k)                                 If a search of title discloses judgments, bankruptcies, or other returns against other persons having names the same as or similar to those of Contributors, Contributors will on request deliver to Acquirer an affidavit showing that such judgments, bankruptcies, or other returns are not against Contributors.

Section 2.7                                    Right of First Offer / Right of First Refusal.

(a)                                 In the event that any of the three individual Members with the largest number of Interests or any of their respective Affiliates (each, a “Developer Party”) intends to develop an outpatient or medical office facility adjacent to the Real Property or within the Crescent City Surgical Centre Facility (“Adjacent Development”), Acquirer shall have the right of first offer (“ROFO”) to provide the acquisition and/or development financing for the Adjacent Development.  If the relevant Developer Party and Acquirer fail to agree to the terms for such acquisition and/or development financing within sixty (60) days from the start of the Developer Party’s negotiation with Acquirer, then such Developer Party may obtain a bona fide third-party offer for the acquisition and/or development financing of the Adjacent Development.  Upon obtaining such an offer, the Developer Party shall notify Acquirer of the same and Acquirer shall then have the right of first refusal (“ROFR”) to match such bona fide third-party offer.

(b)                                 In the event that a Developer Party intends to sell an Adjacent Development, Acquirer shall have the ROFO to purchase the Adjacent Development.  If the relevant Developer Party and Acquirer fail to agree to the terms for such purchase within sixty (60) days from the start of the Developer Party’s negotiation with Acquirer, then such Developer Party may obtain a bona fide third-party offer for the purchase of the Adjacent Development.  Upon obtaining such an offer, the Developer Party shall notify Acquirer of the same and Acquirer shall then have the ROFR to match such bona fide third-party offer.

(c)                                  This Section 2.7 shall survive the Closing.

Section 2.8                                    Risk of Loss.

(a)                                 If, on or before the Closing Date, any portion of any Real Property shall be damaged or destroyed by fire or other cause, Contributors shall notify Acquirer thereof.  Within forty-five (45) days after the occurrence of such damage or destruction, Contributors shall notify Acquirer of the estimated cost of restoration of such Real Property as determined by a written estimate of an independent construction contracting firm retained by Contributors (“Restoration Estimate”).  If the estimated cost of restoration shall be Fifty Thousand United States Dollars (US$50,000.00) or less, then notwithstanding any provision in this Agreement to the contrary, Acquirer shall accept the Property “as is” together with (i) any insurance proceeds paid to Contributors  and (ii) an assignment of insurance proceeds not yet paid to Contributors. If the estimated cost of restoration shall exceed Fifty Thousand United States Dollars (US$50,000.00), then Acquirer shall have the option to terminate this Agreement by giving written notice to Contributors within thirty (30) days after the Acquirer’s receipt of the Restoration Notice.  Upon a termination of this Agreement by Acquirer pursuant to this Section 2.10(a), Contributors shall cause the Deposit, together with any interest accrued thereon, to be returned to Acquirer, and thereupon this Agreement shall terminate and be of no further force and effect except for obligations which expressly survive the termination of this Agreement.  In the event Acquirer does not exercise its right to terminate this Agreement as provided in this Section 2.10(a), Acquirer shall accept the Real Property “as is” together with (i) any insurance proceeds paid to Contributors and (ii) an assignment of insurance proceeds not yet paid to Contributors.  If the damage or destruction to the Real Property shall occur within thirty (30) days of the Closing Date, then the Closing Date shall be postponed to a date which shall be thirty (30) days after the occurrence of such damage or destruction to permit adequate time for determination of the cost of restoration. Upon the occurrence of any such damage or destruction to the Real Property and prior to the date of Closing, Contributors shall, provided the same is practicable under the circumstances in light of the date of the Closing, apply any insurance proceeds they may receive to (x) take protective measures at the Real Property if required by law or by reasonable considerations of safety, and (y) commence restoration of a leased premises (if required under any Lease) subject to and in accordance with the terms of such Lease.

(b)                                 If, on or before the Closing Date, all or any material portion (as defined in Section 2.10(d) below) of any Real Property is subject to a taking by public authority, Acquirer shall have the right, exercisable by giving written notice to Contributors within thirty (30) days after receiving written notice of such taking (but in any event prior to the Closing), either (i) to terminate this Agreement, in which case this Agreement shall be of no further force and effect except for obligations which expressly survive the termination of this Agreement, or (ii) to accept the Real Property in its then condition, without any abatement or reduction in the Purchase Price, and receive an assignment of all of Contributors’ rights to any condemnation award payable by reason of such taking.  A failure by Acquirer to notify Contributor in writing within such thirty (30) day period shall be deemed an election to terminate this Agreement under clause (i) above. As used in this Section 2.10, “taking” shall mean any transfer of the Real Property or any portion thereof to a Governmental Entity or other party with appropriate authority, by exercise of the power of eminent domain.

(c)                                  If, on or before the Closing Date, any non-material portion of any Real Property is subject to a taking, Acquirer shall accept the Real Property in its then condition without any abatement or reduction in the Purchase Price and proceed with the Closing, in which case Acquirer shall be entitled to an assignment of all of Contributors’ rights to any award in connection with such taking.

(d)                                 For the purpose of Section 2.10(b) above, a taking of a portion of any Real Property shall be deemed to involve a material portion of such Real Property if (i) more than twenty percent (20%) of the Improvements on such Real Property is subject to the taking or (ii) the taking reduces the number of parking spaces at the Real Property such that the Real Property is no longer in compliance with applicable parking zoning regulations.

(e)                                  Contributors agree to give Acquirer written notice of any taking of any Real Property immediately after Contributors receive written notice thereof.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS

The Members, pro rata and in accordance with each Member’s Interest in the Company, and the Company, represent and warrant to their Knowledge (except that Sections 3.4, 3.9, 3.10 and 3.11 shall not be subject to the foregoing Knowledge qualifier) to the Acquirer that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 3 are true and correct, except as set forth on the disclosure schedule delivered by the Contributors to the Acquirer concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Contributor Disclosure Schedule”):

Section 3.1                                    Organization and Good Standing.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted.  The Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary.  Copies of the Company’s Governing Documents, as currently in effect, have been delivered to the Acquirer and are accurate and complete as of the date hereof.  The Company is not in violation of its Governing Documents.

Section 3.2                                    Authority and Enforceability.

(a)                                 The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party.  The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company.  The Company has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Company will have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Company is a party will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)                                 Each Contributor has all requisite power, authority and capacity to execute, deliver and perform its respective obligations under this Agreement and each Ancillary Agreement to which it is a party.  The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Contributors.  Each Contributor has duly and validly executed and delivered this Agreement and, on or prior to the Closing, each Contributor will have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which a Contributor is a party will constitute, the valid and binding obligation of the Contributor that is party thereto, enforceable against such Contributor in accordance with its terms.

Section 3.3                                    No Conflict.  Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Company or any Contributor, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate the Governing Documents of the Company or any Contributor, or any resolution adopted by the board of managers or members of the Company or any Contributor, (b) result in (with or without notice or lapse of time or both) a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract to which the Company or any Contributor is a party or by which the Company, any Contributor or any of their respective properties or assets is otherwise bound or affected, (c) result in the imposition of any Encumbrances on any of the Interests or any of the properties or assets of the Company, (d) violate any Law, Judgment or Governmental Authorization applicable to the Company or any Contributor or any of their respective businesses, properties or assets, or (e) require the Company or any Contributor to obtain any Consent or Governmental Authorization or make any filing or registration with any Governmental Authority or other Person.

Section 3.4                                    Capitalization and Ownership.

(a)                                 The current capital reserve of the Company is $0.  The Contributors are the sole owners (of record and beneficially) of all of the Interests, free and clear of all Encumbrances, in the respective amounts set forth in Schedule A.  Upon the consummation of the Closing, the Acquirer will become the beneficial owner of the Interests, free and clear of all Encumbrances.

(b)                                 Section 3.4(b) of the Contributor Disclosure Schedule sets forth for each Subsidiary (i) its name and jurisdiction of incorporation or organization, (ii) its authorized capital stock and (iii) the number of issued and outstanding shares of capital stock, the record and beneficial owners thereof and the number of shares held in treasury.  All of the outstanding equity securities and other securities of each Subsidiary are owned of record and beneficially by the Company, free and clear of all Encumbrances, in the respective amounts set forth in Section 3.4(b) of the Contributor Disclosure Schedule.

(c)                                  Section 3.4(c) of the Contributor Disclosure Schedule sets forth for each Affiliate of the Company (i) its name and jurisdiction of incorporation or organization and (ii) the membership interests and beneficial owners thereof.  The respective amounts of equity of each Affiliate that are owned by the Company, free and clear of all Encumbrances, are set forth in Section 3.4(c) of the Contributor Disclosure Schedule.

(d)                                 The Company does not own, control or have any rights to acquire, directly or indirectly, any capital stock or other equity interests or debt instruments of any Person, except for the Subsidiaries set forth in Section 3.4(b) of the Contributor Disclosure Schedule and the Affiliates set forth in Section 3.4(c) of the Contributor Disclosure Schedule.

(e)                                  Except as set forth in this Section 3.4, (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, authorized, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights or other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.   There are no Contracts to which the Company or any Contributor or any Affiliate of the Company or any Contributor is a party or by which the Company or any Contributor or any Affiliate of the Company or any Contributor is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act of 1933 (the “Securities Act”) or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company.  No holder of Indebtedness of the Company has any right to convert or exchange such Indebtedness for any equity securities or other securities of the Company.  No holder of Indebtedness of the Company has any rights to vote for the election of directors of the Company or to vote on any other matter.

(f)                                   All of the Interests, the interests of each Subsidiary and the interests of each Affiliate are duly authorized, validly issued, fully paid, nonassessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right and have been issued in compliance with all applicable Laws.

(g)                                  There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any membership interests of the Company. The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person.

Section 3.5                                    Financial Statements.  Attached as Section 3.5 of the Contributor Disclosure Schedule are correct and complete copies of the audited consolidated and consolidating balance sheet of the Company as of June 30, 2013 (the “Balance Sheet”) and the related audited consolidated and consolidating statements of income and cash flows for the fiscal year then ended, including any notes thereto, together with the report thereon of independent certified public accountants (all such financial statements, the “Financial Statements”).  The Financial Statements fairly present the financial condition, results of operations and cash flows of the Company as of the times and for the periods indicated therein, in accordance with GAAP, consistently applied (subject, in the case of the interim financial statements, to normal recurring year-end adjustments, the effect of which will not be material, and the absence of notes).  The Financial Statements are consistent with the books and records of the Company.

Section 3.6                                    Books and Records.  The books of account, minute books, membership record books and other records of the Company, all of which have been made available to the Acquirer, are accurate and complete and have been maintained in accordance with sound business practices and an adequate system of internal controls.  The minute books of the Company contain accurate and complete records of all meetings held of, and action taken by, the Company’s members and managers, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books.  At the time of the Closing, all of such books and records will be in the possession of the Company.

Section 3.7                                    No Undisclosed Liabilities.  The Company has no Liabilities except the Existing Indebtedness identified in Section 3.7 of the Contributor Disclosure Schedule.

Section 3.8                                    Absence of Certain Changes and Events.  The Company has conducted its business only in the ordinary course of business and there has not been any Material Adverse Effect.  Without limiting the generality of the foregoing, there has not been with respect to the Company any:

(a)                                 amendment to its Governing Documents;

(b)                                 issuance, sale, grant or other disposition of or Encumbrance on any of its membership interests or other securities or any options, warrants or other rights to acquire, any such securities;

(c)                                  split, combination or reclassification of any of its membership interests;

(d)                                 declaration, setting aside or payment of any other distribution (whether in cash, securities or other property) in respect of its membership interests;

(e)                                  incurrence, assumption or guarantee of any Indebtedness;

(f)                                   sale, lease, license, pledge or other disposition of, or Encumbrance on, any of its properties or assets;

(g)                                  consummation of (i) any merger, consolidation or other business combination, or (ii) the purchase of all or a substantial portion of the assets or any stock of any business or Person;

(h)                                 damage to, or destruction or loss of, any of its properties or assets, whether or not covered by insurance;

(i)                                     entry into, modification, acceleration, cancellation or termination of any Contract except in the ordinary course of business;

(j)                                    entry into any hedging Contract or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or exchange rates;

(k)                                 cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) with a value exceeding Fifty Thousand United States Dollars (US$50,000) or otherwise outside the ordinary course of business;

(l)                                     settlement or compromise in connection with any Proceeding involving the Company;

(m)                             capital expenditure or other expenditure with respect to property, plant or equipment in excess of One Hundred Thousand United States Dollars (US$100,000) in the aggregate;

(n)                                 change in accounting principles, methods or practices (including any methods of accounting for Tax purposes) or investment practices by the Company or any Subsidiary of the Company, including any changes as were necessary to conform with GAAP;

(o)                                 making or rescission of any Tax election, settlement or compromise of any Tax Liability, amendment of any Tax Return, waiver of any statute of limitations with respect to Taxes or extension of time with respect to any Tax assessment or deficiency by the Company or any Subsidiary of the Company;

(p)                                 change in payment or processing practices or policies regarding intercompany transactions;

(q)                                 revaluation of any of its assets;

(r)                                    increase, reduction, draw-down or reversal of its reserves (other than in accordance with GAAP); or

(s)                                   authorization or agreement, in writing or otherwise, to do any of the foregoing.

Section 3.9                                    Assets.  The Company has good and valid title to, or in the case of leased assets, valid leasehold interests in, all of its assets, free and clear of any Encumbrances other than Permitted Encumbrances.  The Company owns or leases all tangible assets used in its business as conducted.  Notwithstanding the reference to this Section 3.9 in the first paragraph of Article 3, to the Contributors’ Knowledge, each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (ordinary wear and tear excepted) and is suitable and sufficient for the purposes for which it is being used.  Section 3.9 of the Contributor Disclosure Schedule contains an accurate and complete list of all tangible personal property having a value in excess of Five Thousand United States Dollars (US$5,000) owned by the Company or used in the operation of its business.

Section 3.10                             Real Property.

(a)                                 Section 3.10 of the Contributor Disclosure Schedule sets forth a true and correct list and legal description, street address and tax parcel identification number of each parcel of  real property in which the Company has an ownership interest (the “Owned Real Property”).  Except for the Owned Real Property and the Leased Real Property (as defined below), the Contributors do not have any other interest in any real property other than the West Napoleon Property which will be conveyed out by the Company prior to Closing in accordance with Section 2.4(a)(xvii) of this Agreement.  The Contributors have delivered to the Acquirer accurate and complete copies of (i) all deeds and other instruments (as recorded) by which the Company acquired its interest in the Owned Real Property and (ii) all certificates of occupancy, title reports, surveys, title policies, Encumbrances, appraisals, and similar documents, and all amendments thereof, with respect to the Owned Real Property.  There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.

(b)                                 Section 3.10 of the Contributor Disclosure Schedule sets forth an accurate and complete description (by street address, the date and term of the lease, sublease or other occupancy right, the name of the parties thereto, each amendment thereto and the aggregate annual rent payable thereunder) of all land, buildings, structures, fixtures, improvements and other interests in real property that is leased or otherwise occupied by the Company or in which the Company has any interest (the “Leased Real Property”; together with the Owned Real Property, the “Real Property”).  The Contributors have delivered to the Acquirer accurate and complete copies of  all leases, subleases, licenses, or other occupancy agreements and all amendments thereto (collectively, the “Leases”).  With respect to each such Lease,

(i)                                     The rental set forth in the Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same;

(ii)                                  The Lease is valid, binding and enforceable and in full force and effect against the tenant thereunder and has not been modified or supplemented;

(iii)                               The transactions contemplated by this Agreement do not require the consent of any party under the Lease, will not result in a breach of or default under the Lease, and will not otherwise cause the Lease to cease to be valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iv)                              There are no disputes with respect to the Lease;

(v)                                 Neither the Company nor to Contributor’s Knowledge, any other party to the Lease is in breach of or default under the Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage or time, or both, would constitute such a breach or default, or permit the termination, modification, or acceleration of rent under the Lease;

(vi)                              No security deposit or portion thereof deposited with respect to the Lease has been applied in respect of a breach of or default under the Lease that has not been redeposited in full;

(vii)                           Contributors do not owe, or will not owe in the future any brokerage commissions or finder’s fees with respect to the Lease;

(viii)                        The Company or the tenant has not collaterally assigned nor granted any other lien or Encumbrance with regard to the Lease or any interest therein that would have a Material Adverse Effect on the use of the Real Property;

(ix)                              The tenant has paid all rent and other charges due under the Lease up to and including September 30, 2013 and no rent or other charge or expense has been paid more than 30 days in advance of its due date;

(x)                                 The tenant (A) has no claim against the Company and no offset or defense to enforcement of the terms of the Lease and (B) has not advanced any funds for or on behalf of the Company for which the tenant has the right to deduct from or offset against future payments;

(xi)                              All improvements required to be completed by the Company or tenant have been completed and there are no sums due to the tenant from the Company.  The Company has not agreed to grant the tenant any free rent or rent rebate;

(xii)                           The tenant has not assigned the Lease and has not sublet the leased premises or any part thereof; and

(xiii)                        The tenant has no right to terminate the Lease prior to the expiration of the term of the Lease and the tenant has no contraction rights or options in the Lease.

(c)                                  The Company has (i) good, valid and marketable fee simple title to the Owned Real Property and (ii) valid leasehold interests in the Leased Real Property, including without limitation, all fixed assets and structures thereon free and clear of any Encumbrances, except for Permitted Exceptions and those exceptions as described in Section 2.6 of the Contributor Disclosure Schedule.

(d)                                 The Company is in peaceful and undisturbed possession of the Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability of the Company to use such Real Property for the purposes for which it is currently being used.

(e)                                  Except as set forth in Section 3.10 of the Contributor Disclosure Schedule, the Company has not leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Real Property, and the Company has received no notice, and no Contributor has Knowledge, of any claim of any Person to the contrary.  There are no contracts outstanding for the sale, exchange, Encumbrance, lease, sublease or transfer in any way of any of the Real Property, or any portion thereof.

(f)                                   The parcels constituting the Real Property are assessed separately from all other adjacent property not constituting the Real Property for purposes of real estate Taxes assessed to, or paid by, the Company.  There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Authority, association or other Person having jurisdiction over the Real Property with respect to any Real Property or portion thereof that are delinquent and there is no pending or, to the Contributors’ Knowledge, threatened increase or special assessment or reassessment of any such Taxes, costs or expenses.

(g)                                  The current use and occupancy of the Real Property and the operation of the Contributors’ business as currently conducted thereon does not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or, to Contributors’ Knowledge, other unrecorded agreements affecting such Real Property (the “Encumbrance Documents”).  The Company has not received any notice of violation of any Encumbrance Documents, and to the Contributors’ Knowledge there is no basis for the issuance of any such notice or the taking of any action for such violation.

(h)                                 The Real Property comprises all of the real property necessary for the Contributors’ business as presently conducted and as currently planned to be conducted by the Contributors and neither Contributors nor their Affiliates are party to any agreement or option to purchase any real property or interest therein.

(i)                                     There are no condemnation, appropriation, or other proceedings in eminent domain, pending or to the Knowledge of Contributors, threatened against any of such Real Property or any plants, buildings or other structures located thereon.  There is no injunction, decree order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding. pending or, to the Contributors’ Knowledge, threatened, relating to the ownership, lease, use, or occupancy of the Real Property or any portion thereof, or the operation of the Contributors’  business as currently conducted thereon.

Section 3.11                             Intellectual Property.  The Company does not own or otherwise possess any Intellectual Property and the Company has not received notice of any pending or threatened Proceeding or any claim in which any Person alleges that the Company or its business has violated any Person’s Intellectual Property rights.

Section 3.12                             Contracts.

(a)                                 Section 3.12 of the Contributor Disclosure Schedule sets forth an accurate and complete list of each Contract to which the Company is a party or by which the Company or any of their respective properties or assets is bound or affected.

(b)                                 The Contributors have delivered to the Acquirer an accurate and complete copy of each Contract required to be listed in Section 3.12 of the Contributor Disclosure Schedule.  Each such Contract is legal, valid, binding, enforceable and in full force and effect.  Neither the Company nor, to the Contributors’ Knowledge, any other party to any such Contract is in breach or default under, or has provided or received any notice of any intention to terminate, any such Contract.

Section 3.13                             Tax Matters.

(a)                                 The Company and all Subsidiaries of the Company have timely filed all Tax Returns that they were required to file in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects.  The Company and all Subsidiaries of the Company have timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return).  No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or a Subsidiary of the Company does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction.  None of the Company or the Subsidiaries of the Company has requested an extension of time within which to file any Tax Return which has not since been filed.  The Contributors have delivered to the Acquirer accurate and complete copies of all Tax Returns of the Company and all Subsidiaries of the Company (and each of their predecessors) for the years ended 2010, 2011 and 2012.

(b)                                 There are no material liens on any of the assets of the Company or any Subsidiary of the Company that arose in connection with any failure to pay any Tax.

(c)                                  All Taxes that the Company and the Subsidiaries of the Company are required by Law to withhold or collect (including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor or other Person) have been duly withheld or collected and, to the extent required by applicable Law, have been paid over to the proper Governmental Authority.

(d)                                 No Tax audits or other Proceedings involving the Company or a Subsidiary of the Company are pending or being conducted, nor has the Company or any Subsidiary of the Company received any notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated.  There is no claim or assessment pending, or threatened against the Company or a Subsidiary of the Company for any alleged deficiency in Taxes.  None of the Company or the Subsidiaries of the Company has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to any Tax assessment or deficiency.

(e)                                  None of the Company or the Subsidiaries of the Company is a party to, or bound by, any Tax allocation or sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes.

(f)                                   None of the Company or the Subsidiaries of the Company has made an election to be excluded from the provisions of subchapter K of the Code or to be taxable as a corporation.

(g)                                  None of the Company or the Subsidiaries of the Company has entered into any “reportable transaction” within the meaning of Section 6011 of the Code.

Section 3.14                             Employment Matters.  The Company does not have employees and there are no  independent contractors currently performing services for the Company. There is no Proceeding pending or, to the Contributors’ Knowledge, threatened against or affecting the Company relating to the alleged violation by the Company (or its members / managers or officers) of any Law pertaining to labor relations or employment matters.  There has been no complaint, claim or charge filed or, to the Contributors’ Knowledge, threatened, against the Company with or by any Governmental Authority responsible for prevention of unlawful employment practices.

Section 3.15                             Environmental, Health and Safety Matters.  The Company and each of its respective predecessors and Affiliates is, and at all times has been, in compliance in all material respects with all Environmental Laws and Occupational Safety and Health Laws.  The Company has not received any notice, report or other information regarding any actual or alleged violation of any Environmental Laws or Occupational Safety and Health Laws, including any investigatory, remedial or corrective obligations relating to the Company or any Real Property or other property or facility currently or previously owned, leased, operated or controlled by the Company.  No Hazardous Materials, contamination, landfill, surface impoundment, disposal area, underground storage tank, groundwater monitoring well, drinking water well or production water well is present or, to the Contributors’ Knowledge, has ever been present at any Real Property or other property or facility currently or previously owned, leased, operated or controlled by the Company.  Neither the Company nor its predecessors or Affiliates has treated, stored, disposed of, transported, handled, generated, or released any Hazardous Materials.  The Company has not received any notice of a Healthcare Investigation or any threatened or pending legal, judicial or regulatory proceedings pertaining to a Healthcare Investigation.

Section 3.16                             Compliance with Laws and Governmental Authorizations.

(a)                                 The Company is in compliance and has complied with all Laws or Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets.

(b)                                 All Governmental Authorizations necessary for the Company to conduct its business have been obtained by the Company and are valid and in full force and effect.  Section 3.16(b) of the Contributor Disclosure Schedule lists all of the Governmental Authorizations issued to the Company.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental Authorization listed in Section 3.16(b) of the Contributor Disclosure Schedule.

(c)                                  Neither the Real Property, nor any Contributor is in violation of any Healthcare Laws or the subject of a Healthcare Investigation.

Section 3.17                             Legal Proceedings.  There are no Proceedings pending or, to the Contributors’ Knowledge, threatened (a) by or against the Company or that otherwise relate to or could reasonably be expected to affect the Company’s business, properties or assets, or (b) against any Contributor or the Company that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 3.18                             Insurance.  Section 3.18 of the Contributor Disclosure Schedule sets forth an accurate and complete list of all insurance policies maintained by the Company.  All such insurance policies are in full force and effect and all premiums due and payable under such policies have been paid and the Company is otherwise in compliance with the terms thereof.  The Contributors have no Knowledge of any threatened termination of, or material premium increase with respect to, any such policy.

Section 3.19                             Related Party Transactions.  Except as set forth on Section 3.19 of the Contributor Disclosure Schedule, no Contributor, member, manager, officer, employee or Affiliate of the Company (or Affiliate of any such Contributor, member, manager, officer, employee or Affiliate), is a party to any agreement, Contract, commitment or transaction with the Company.

Section 3.20                             Brokers or Finders.  Neither any Contributor or the Company, nor any Person acting on behalf of any Contributor or Company has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.  Contributors hereby indemnify and hold Acquirer harmless from and against any loss incurred by Acquirer arising out of a claim by any broker, agent or finder that they acted on behalf of any Contributor in connection with the execution of this Agreement or the transactions contemplated by this Agreement.  Notwithstanding anything in this Agreement to the contrary, the representations and indemnifications of Contributors under this Section 3.20 shall survive  the Closing and/or the termination of this Agreement.

Section 3.21                             Disclosure.  No representation or warranty of the Contributors in this Agreement, and no statement made by any Contributor in the Contributor Disclosure Schedule, the Ancillary Agreements, or any certificate, instrument or other document delivered by or on behalf of any Contributor pursuant to this Agreement or any Ancillary Agreement, contains or will contain any untrue statement or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.  The Contributors have no Knowledge of any fact or circumstance that has specific application to any Contributor or the Company or its business (other than general economic or industry conditions that do not affect the Company or its business uniquely) and that could have a Material Adverse Effect that has not been set forth in this Agreement or the Contributor Disclosure Schedule.

Section 3.22                             Anti-Terrorism.

(a)                                 No Contributor nor the Company nor any other Person owning a direct or indirect, legal or beneficial interest in Contributors or the Company is in violation of the Executive Order and/or the Patriot Act.

(b)                                 No Contributor nor any of Contributors’ Affiliates, any of their respective brokers or other agents, if any, acting or benefiting, directly or indirectly, in any capacity in connection with the transaction contemplated by this Agreement, is a Prohibited Person.

(c)                                  Contributors covenant and agree to deliver to Acquirer any certification or other evidence requested from time to time by Acquirer in its reasonable discretion, confirming compliance with this Section 3.22.

(d)                                 (i) None of the funds or other assets of Contributors constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (ii) no Embargoed Person has any interest of any nature whatsoever in Contributors (whether directly or indirectly); and (iii) none of the funds or other assets of Contributors have been derived from any unlawful activity with the result that the transaction contemplated by this Agreement is in violation of law.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER AND ACQUIRER’S PARENT

The Acquirer and Acquirer’s Parent represent and warrant to the Contributors that to their actual knowledge without any duty to investigate, as of the date of this Agreement and as of the Closing Date, the statements set forth in this Article 4 are true and correct, except as set forth on the disclosure schedule delivered by the Acquirer to the Contributors concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Acquirer Disclosure Schedule”):

Section 4.1                                    Organization and Good Standing.  The Acquirer is (i) a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and (ii) a wholly owned Subsidiary of Acquirer’s Parent.  For U.S. federal income tax purposes, Acquirer is treated as a disregarded entity, which is not treated as separate from Acquirer’s Parent.

Section 4.2                                    Authority and Enforceability.  The Acquirer has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Acquirer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Acquirer.  The Acquirer has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Acquirer will have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Acquirer is a party will constitute, the valid and binding obligation of the Acquirer, as applicable, enforceable against the Acquirer in accordance with its terms.

Section 4.3                                    No Conflict.  Neither the execution, delivery and performance by the Acquirer of this Agreement or any Ancillary Agreement to which the Acquirer is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate the Governing Documents of the Acquirer, or any resolution adopted by the managers or members of the Acquirer, (b) result in (with or without notice or lapse of time or both) a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract to which the Acquirer is a party or by which the Acquirer or any of its properties or assets is otherwise bound or affected, (c) violate any Law, Judgment or Governmental Authorization applicable to the Acquirer or any of its properties or assets, or (d) require the Acquirer to obtain any Consent or Governmental Authorization or make any filing with any Governmental Authority or other Person.

Section 4.4                                    Legal Proceedings.  There is no Proceeding pending or, to the Acquirer’s knowledge, threatened, against the Acquirer that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 4.5                                    Investment Intent.  The Acquirer is acquiring the Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

Section 4.6                                    Brokers or Finders.  Neither the Acquirer nor any Person acting on its behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.  Acquirer hereby indemnifies and holds Contributors harmless from and against any loss incurred by Contributors arising out of a claim by any broker, agent or finder that they acted on behalf of Acquirer in connection with the execution of this Agreement or the transactions contemplated by this Agreement.  Notwithstanding anything in this Agreement to the contrary, the representations and indemnifications of Acquirer under this Section 4.6 shall survive the Closing and/or the termination of this Agreement.

Section 4.7                                    Anti-Terrorism.

(a)                                 Neither Acquirer nor any other Person owning a direct or indirect, legal or beneficial interest in Acquirer is in violation of the Executive Order.

(b)                                 Neither Acquirer nor any of its Affiliates, any of their respective brokers or other agents, if any, acting or benefiting, directly or indirectly, in any capacity in connection with the transaction contemplated by this Agreement, is a Prohibited Person.

(c)                                  Acquirer covenants and agrees to deliver to a Contributor any certification or other evidence requested from time to time by a Contributor in its reasonable discretion, confirming compliance with this Section 4.7.

(d)                                 (i) None of the funds or other assets of Acquirer constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (ii) no Embargoed Person has any interest of any nature whatsoever in Acquirer (whether directly or indirectly); and (iii) none of the funds of Acquirer have been derived from any unlawful activity with the result that the transaction contemplated by this Agreement is in violation of law.

Section 4.8                                    OPUs.  Acquirer’s Parent will take commercially reasonable actions in accordance with Section 8.04 of the First Amended Partnership Agreement of Acquirer’s Parent to cause there to be sufficient registered, publicly traded shares of the REIT that will be available for distribution to the Contributors within ninety (90) days from the date any Contributor is permitted to request and does request to exchange its OPUs for marketable traded securities, such date of request not to be prior to July 24, 2014.

ARTICLE 5
COVENANTS

Section 5.1                                    Access and Investigation.  Until the Closing and upon reasonable advance notice from the Acquirer, the Company and the Contributors will, and will cause the Company to, allow the Acquirer and its directors, officers, employees, agents, prospective financing sources, consultants and other advisors and representatives full access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of the properties, assets, personnel, books, Contracts, Governmental Authorizations, reports and records relating to the Company as the Acquirer may reasonably request.

Section 5.2                                    Operation of the Business of the Company.

(a)                                 Affirmative Covenants.  Until the Closing, except as expressly consented to by the Acquirer in writing, the Company will, and the Company and the Contributors will cause the Company to:

(i)                                     conduct its business only in the ordinary course of business and use its commercially reasonable efforts to preserve and protect its business organization and relationships with tenants and others having dealings with it;

(ii)                                  pay its accounts payable and other obligations when they become due and payable in the ordinary course of business;

(iii)                               perform all of its obligations under all Contracts to which it is a party or by which it or any of its properties or assets is bound or affected, and comply with all Laws, Judgments and Governmental Authorizations applicable to it or its business, properties or assets;

(iv)                              maintain the Real Property and all of its other properties and assets in a state of repair and condition that complies with all applicable Laws and is consistent with the requirements and normal conduct of its business;

(v)                                 continue in full force and effect the insurance policies set forth in Section 3.18 of the Contributor Disclosure Schedule;

(vi)                              maintain its books and records consistent with its past custom and practice; and

(vii)                           confer with the Acquirer concerning operational matters of a material nature and otherwise report periodically to the Acquirer concerning the status of its business, operations and finances.

(b)                                 Negative Covenants.  Until the Closing, except as expressly permitted by this Agreement or as otherwise expressly consented to by the Acquirer in writing, the Company will not take any action, or fail to take any action, as a result of which (i) any of the changes, events or conditions described in Section 3.8 would occur or would reasonably be expected to occur; (ii) any of the Leases or Contracts would be modified; or (iii) any alterations or capital improvements would be made to any Real Property (except in response to a casualty in accordance with Section 2.11 hereof).

Section 5.3                                    Consents and Filings.  The Company and the Contributors will, and will cause the Company to, use its commercially reasonable efforts (i) to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other Consents from, and give all other notices to, all other Persons, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including those listed in Section 3.3 and Section 6.1(c) of the Contributor Disclosure Schedule.

Section 5.4                                    Notification.  Until the Closing, the Company and the Contributors will give prompt notice to the Acquirer of (a) any fact, circumstance, event or action, the existence, occurrence or taking of which would reasonably be expected to cause any representation or warranty of the Contributors in this Agreement to be untrue or inaccurate, (b) any failure to comply with or satisfy any covenant or agreement of the Contributors or the Company under this Agreement, and (c) the failure of any condition precedent to the Acquirer’s obligations under this Agreement.   If Contributors notify Acquirer of any change in any representation and warranty or inability to comply with any of Contributors’ covenants under this Agreement, prior to the Closing, then Contributors’ representation and warranty and covenants will be changed in accordance with said notification, at which point Acquirer will have the right to either accept the change in representation and warranty and covenants without reduction in the Agreed Value or the right to terminate this Agreement and the Deposit shall be returned to Acquirer and this Agreement will have no further force or affect.

Section 5.5                                    Confidentiality.

(a)                                 From and after the Closing, each Contributor will, and will cause each of its Affiliates and its and their respective officers, members, managers, employees, agents, consultants and other advisors and representatives (its “Restricted Persons”) to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information.

(b)                                 Except as contemplated by Section 5.6, neither the Acquirer nor any Contributor will, and the Acquirer and each Contributor will cause each of their respective Restricted Persons not to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby.  The foregoing does not restrict the right of any party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement and (iii) as permitted in accordance with Section 5.5(d).  Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 5.5(c) and will be responsible for any breach or violation of such obligations by its Restricted Persons.

(c)                                  If a party or any of its respective Restricted Persons become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (i) promptly notify the other party in writing, (ii) consult with and assist the other party in obtaining an injunction or other appropriate remedy to prevent such disclosure and (iii) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed.  Subject to the previous sentence, the disclosing party or such Restricted Persons may make only such disclosure that, in the written opinion of its counsel, it is legally compelled or otherwise required to make.

(d)                                 To the extent that any Contributor has not done so prior to the Closing, each Contributor will, immediately following the Closing, surrender to the Company all data, documents, records, databases, specifications, customer lists, financial reports and all other tangible embodiments of Confidential Information, it being expressly understood that all these writings, tangible embodiments and other things are the exclusive property of the Company.

Section 5.6                                    Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued at such time and in such manner as the Acquirer determines after consultation with the Contributors.  The Acquirer and the Contributors will consult with each other concerning the means by which others having dealings with the Company will be informed of the transactions contemplated by this Agreement, and the Acquirer has the right to be present for any such communication.  Notwithstanding the foregoing, the Acquirer has the right to make any announcement required by Law or the rules of a stock exchange in its sole discretion without having to consult with the Contributors.

Section 5.7                                    Distribution Waiver. Each Contributor receiving OPUs under this Agreement will, if requested by Acquirer’s Parent following the Closing Date and prior to November 4, 2013, enter into a letter agreement irrevocably waiving any and all rights to allocations of income and loss and distributions for the period from the Closing Date through the end of 2013.

Section 5.8                                    Further Assurances.  Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the transactions contemplated by this Agreement.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1                                    Conditions to the Obligation of the Acquirer.  The obligation of the Acquirer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

(a)                                 Accuracy of Representations and Warranties.  The  representations and warranties of the Contributors in this Agreement must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date, except for the representations and warranties set forth in Section 3.2 (Authority and Enforceability), Section 3.4 (Capitalization) and Section 3.5 (Financial Statements), and each of the Contributors’ representations and warranties that is qualified as to materiality or contains terms such as “Material Adverse Effect,” each of which must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date, and except to the extent any representation or warranty of the Contributors speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date. However, nothing herein shall prevent Contributors from updating or changing any representation and warranty or covenant provided such update or change is disclosed to Acquirer prior to the Closing and is subject to Acquirer’s right to terminate the Agreement as set forth in Section 5.4.;

(b)                                 Performance of Covenants.  All of the covenants and obligations that the Company or the Contributors are required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all respects;

(c)                                  Consents.  Each of the Governmental Authorizations and Consents listed in Section 6.1(c) of the Contributor Disclosure Schedule must have been obtained and must be in full force and effect;

(d)                                 Termination of Agreements.  The following Contracts must have been terminated:  (i) any membership interests purchase agreements under which any obligations or potential liability still exist; (ii) agreements containing non-compete and/or other restrictive covenants; and (iii) any Tax sharing, indemnity or allocation agreement between the Company and any other Person;

(e)                                  No Action.  There must not be in effect any Law or Judgment, and there must not have been commenced or threatened any Proceeding, that would prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement;

(f)                                   No Material Adverse Effect.  Since the date of this Agreement, there must not have been any Material Adverse Effect; and

(g)                                  Transaction Documents.  The Contributors must have delivered or caused to be delivered each document that Section 2.4(a) requires them to deliver.

Section 6.2                                    Conditions to the Obligation of the Contributors.  The obligation of the Contributors to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

(a)                                 Accuracy of Representations and Warranties.  The representations and warranties of the Acquirer in this Agreement must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date (with materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties), except for the Acquirer’s representations and warranties that are qualified as to materiality, each of which must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date, and except to the extent any representation or warranty of the Acquirer speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date;

(b)                                 Performance of Covenants.  All of the covenants and obligations that the Acquirer is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);

(c)                                  Consents.  Each of the Governmental Authorizations and Consents listed in Section 6.2(c) of the Acquirer Disclosure Schedule must have been obtained and must be in full force and effect;

(d)                                 No Action.  There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement; and

(e)                                  Transaction Documents.  The Acquirer must have delivered or caused to be delivered to the Contributors each document that Section 2.4(b) requires it to deliver.

ARTICLE 7
TERMINATION

Section 7.1                                    Termination Events.  This Agreement may, by written notice given before or at the Closing, be terminated:

(a)                                 by mutual consent of the Acquirer and the Contributors;

(b)                                 by the Acquirer (so long as the Acquirer is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a breach of any of the Contributors’ or the Company’s representations, warranties, covenants or agreements contained in this Agreement (as may have been updated pursuant to Section 5.4), which would result in the failure of a condition set forth in Section 6.1(a) or Section 6.1(b), and which breach has not been cured or cannot be cured within 30 days after the notice of the breach from the Acquirer by the Contributors (so long as neither the Company nor any of the Contributors is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a breach of any of the Acquirer’s representations, warranties, covenants or agreements contained in this Agreement, which would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and which breach has not been cured or cannot be cured within 30 days after the notice of breach from the Contributors;

(c)                                  the Contributors or Acquirer if there has been a Material Adverse Effect to any party hereto and/or the REIT;

(d)                                 by either the Acquirer or the Contributors if any Governmental Authority has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(e)                                  by either the Acquirer or the Contributors  if the Closing has not occurred on or before October 4, 2013 (other than through the failure of the terminating party to comply fully with its obligations under this Agreement).

Section 7.2                                    Effect of Termination.  Each party’s rights of termination under Section 7.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies.  If this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any party or its Affiliates, except that (a) Sections 3.24 (Brokers or Finders), 5.5 (Confidentiality), 5.6 (Public Announcement), Article 10 (General Provisions) (except for Section 10.10 (Specific Performance)) and this Section 7.2 will remain in full force and survive any termination of this Agreement. and (b) if this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 8
CERTAIN TAX MATTERS

Section 8.1                                    Tax Returns.

(a)                                 The Members shall cause to be prepared and filed on a timely basis any Tax Returns with respect to the Company and the Subsidiaries of the Company for taxable periods ending on or before the Closing Date that are not filed by the Closing Date.  Such Tax Returns will be prepared in a manner consistent with and utilizing the accounting methods utilized in the preparation of the prior Tax Returns of the Company and the Subsidiaries of the Company.  The Members will submit a draft of any such Tax Return to the Acquirer for its review at least 15 days prior to filing and will consider in good faith any comments that the Acquirer may have with respect to such draft Tax Return or any objections to the manner in which one or more items are reflected on such draft Tax Return.  If the Acquirer notifies the Members of any objection, the parties and their tax advisors shall attempt to resolve any differences in good faith; provided, however, that if any dispute regarding the manner in which an item is reflected in such draft Tax Return is not resolved prior to the due date of the Tax Return, the Members shall be authorized to file such Tax Return in such format as they reasonably believe is appropriate; provided, further, however, that if any such disputed item is reasonably likely to result in any adverse Tax consequences to the Acquirer or Acquirer’s Parent in any taxable period ending after the Closing Date, then such disputed item shall be reflected on the final Tax Return in the manner that the Acquirer reasonably believes is appropriate.

(b)                                 The Acquirer will prepare and file (or cause to be prepared and filed) all Tax Returns with respect to the Company and the Subsidiaries of the Company for all taxable periods ending after the Closing Date.

Section 8.2                                    Payment of Taxes.

(a)                                 To the extent that Taxes of the Company or of the Subsidiaries of the Company for all taxable periods and portions of periods through the Closing Date (including all such Taxes payable with respect to Tax Returns filed under this Article 8 and any Taxes assessed after the Closing with respect to taxable periods or portions of periods through the Closing Date) are apportioned as a Closing Adjustment to the period ending on the Closing Date under Section 2.6, the Acquirer will pay or cause to be paid such Taxes.  To the extent such Taxes for all taxable periods and portions of periods through the Closing Date are not so apportioned as a Closing Adjustment to the period ending on the Closing Date under Section 2.6, the Members will pay all such Taxes.  Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date will be allocated to the portion of the period that ends on the Closing Date in accordance with Section 8.3.

(b)                                 In the case of Tax Returns filed by the Acquirer under this Article 8 and as to which the Acquirer expects payment from the Members, the Acquirer may elect to deliver the pertinent Tax Return to the Members and inform the Members of any amounts due from them at least ten days prior to the due date of the pertinent Tax Return and the Members will pay such amounts to the Acquirer in immediately available funds at least two Business Days prior to the due date of the Tax Return.

Section 8.3                                    Tax Apportionment.  The books of the Company will be closed on the Closing Date.  In the case of any taxable period that begins before the Closing Date and ends after the Closing Date, the amount of any Taxes with respect to such period will be apportioned between the portion of such period ending on the Closing Date and the portion of such period that begins on the day immediately following the Closing Date.  The portion of any such Tax that is allocable to the portion of the period ending on the Closing Date will be:

(a)                                 in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than any transaction Taxes contemplated by Section 8.5), deemed equal to the amount which would be payable if the taxable period ended as of the close of business on the Closing Date; and

(b)                                 in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

Section 8.4                                    Tax Elections.  The Contributors will not, and will not cause or permit the Company or the Subsidiaries of the Company to, without the prior written consent of the Acquirer (which consent will not be unreasonably withheld or delayed), make or revoke, or cause or permit to be made or revoked, any Tax election pertaining to the Company or the Subsidiaries of the Company.

Section 8.5                                    Transactional Taxes.  Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any taxing authority in connection with the transactions contemplated by this Agreement will be borne by the Contributors.  The Contributors will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable Law, the Acquirer will, and will cause its Affiliates to, join in the execution of any such Tax Returns or other documentation.

Section 8.6                                    Survival.  Notwithstanding any other provisions of this Agreement, the Acquirer and the Contributors agree that the covenants in this Article 8 will survive until 180 days following the expiration of the longest statute of limitations applicable to the underlying matters covered by such provisions (giving effect to any waiver or extension thereof).

ARTICLE 9
INDEMNIFICATION

Section 9.1                                    Indemnification by the Contributors.  Subject to the limitations expressly set forth in Section 9.3, the Contributors pro rata and in accordance with each Member’s Interest in the Company, will indemnify and hold harmless the Acquirer and its Affiliates (including, following the Closing, the Company) and their respective directors, officers, members, managers, equity owners, employees, agents, consultants and other advisors and representatives (collectively, the “Acquirer

Indemnified Parties”) from and against, and will pay and reimburse them for, any and all Losses incurred or suffered by the Acquirer Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a)                                 any inaccuracy in or breach of any representation or warranty of any Contributor contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered by or on behalf of any Contributor pursuant to this Agreement or any Ancillary Agreement;

(b)                                 any nonperformance or other breach of any covenant or agreement of any Contributor or the Company contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered by or on behalf of any Contributor pursuant to this Agreement or any Ancillary Agreement; and

(c)                                  (i) any Taxes of the Company with respect to taxable periods ending on or before the Closing Date, and (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, any Taxes of the Company which are allocable, pursuant to Section 8.3, to the portion of such period ending on the Closing Date.

For purposes of this Section 9.1, any inaccuracy in, or breach of any representation or warranty, or nonperformance or other breach of any covenant or agreement by any Contributor or the Company, and the amount of any Losses associated therewith, will be determined without regard for any materiality, “Material Adverse Effect” or similar qualification.

Section 9.2                                    Indemnification by the Acquirer and Acquirer’s Parent.  Subject to the limitations expressly set forth in Section 9.3, the Acquirer and Acquirer’s Parent will indemnify and hold harmless the Members from and against, and will pay and reimburse them for, any and all Losses incurred or suffered by the Members directly or indirectly arising out of, relating to or resulting from any of the following:

(a)                                 any inaccuracy in or breach of any representation or warranty or other statement of the Acquirer and Acquirer’s Parent contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered by the Acquirer or Acquirer’s Parent pursuant to this Agreement or any Ancillary Agreement; and

(b)                                 any nonperformance or other breach of any covenant or agreement of the Acquirer and Acquirer’s Parent contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered by the Acquirer or Acquirer’s Parent pursuant to this Agreement or any Ancillary Agreement.

For purposes of this Section 9.2, any inaccuracy in, or breach of any representation or warranty, or nonperformance or other breach of any covenant or agreement by the Acquirer and Acquirer’s Parent, and the amount of any Losses associated therewith, will be determined without regard for any materiality, material adverse effect or similar qualification.

Section 9.3                                    Survival.  All representations and warranties contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered pursuant to this Agreement will survive the Closing, for a period of 6 months from the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.13 (Tax Matters) and 3.15 (Environmental, Health and Safety Matters) will survive until 180 days following the expiration of the statute of limitations applicable to the underlying matters covered by such provisions (giving effect to any waiver or extension thereof), and (ii) the representations and warranties set forth in Sections 3.2 (Authority and Enforceability), 3.3 (No Conflict), 3.4 (Capitalization and Ownership) 3.19 (Brokers or Finders), and 4.8 (OPUs) will survive indefinitely.  Notwithstanding the foregoing, any claims for indemnification asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from before the expiration of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved.

Section 9.4                                    No Right of Indemnification or Contribution.  No Contributor has any right of indemnification or contribution against the Company with respect to any breach by the Contributors or the Company of any of their representations, warranties, statements, covenants or agreements contained in this Agreement, any Ancillary Agreement or in any certificate, instrument or other document delivered by or on behalf of any Contributor or the Company pursuant to this Agreement or any Ancillary Agreement, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.

ARTICLE 10
GENERAL PROVISIONS

Section 10.1                             Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Members:

3017 Galleria Drive

Metairie, Louisiana 70001

with a copy (which will not constitute notice) to:

Ajubita, Leftwich & Salzer, LLC

1100 Poydras Street, Suite 1500

New Orleans, Louisiana 70163

Attn: A. Albert Ajubita

If to the Company:

3017 Galleria Drive

Metairie, Louisiana 70001

Attn: Kirk Long

with a copy (which will not constitute notice) to:

Ajubita, Leftwich & Salzer, LLC

1100 Poydras Street, Suite 1500

New Orleans, Louisiana 70163

Attn: A. Albert Ajubita

If to the Acquirer:

DOC-CCSC-Crescent City Surgical Centre, L.L.C.

c/o Physicians Realty Trust

250 East Wisconsin Avenue, Suite 1900

Milwaukee, Wisconsin 53202

Attn: John T. Thomas

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP

300 East Randolph Drive, Suite 5000

Chicago, Illinois 60601

Attn: Matthew C. Alshouse

and with a copy (which will not constitute notice) to:

Davis & Kuelthau, s.c.

111 East Kilbourn Avenue, Suite 1400

Milwaukee, WI 53202

Attn: Bradley D. Page

Section 10.2                             Amendment.  This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 10.3                             Waiver and Remedies.  The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement.  Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective.  No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver.  No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.  Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 10.4                             Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

Section 10.5                             Assignment and Successors and No Third Party Rights.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties to this Agreement, except that the Acquirer may, without the consent of the Company or the Contributors, (a) assign any of its rights and delegate any of its obligations under this Agreement to any entity that is an Affiliate of the Acquirer or to any subsequent acquirer of the Interests, the Acquirer or of all or substantially all of the business or assets of the Company or the Acquirer and (b) assign any of its rights under this Agreement as collateral security for any lender providing financing to the Acquirer.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of each Contributors’ heirs, executors, administrators and permitted assigns and the Acquirer’s successors and permitted assigns.

Section 10.6                             Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Section 10.7                             Exhibits and Schedules.  The Exhibits and Schedules to this Agreement (including the Contributor Disclosure Schedule and the Acquirer Disclosure Schedule) are incorporated herein by reference and made a part of this Agreement.  The Contributor Disclosure Schedule and the Acquirer Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3, Article 4 and Article 6, as applicable.  The disclosure in any section or paragraph of the Contributor Disclosure Schedule or the Acquirer Disclosure Schedule qualifies other sections and paragraphs in this Agreement only to the extent it is clear by appropriate cross-references that a given disclosure is applicable to such other sections and paragraphs.  The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself.

Section 10.8                             Interpretation.  In the negotiation of this Agreement, each party has received advice from its own attorney.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

Section 10.9                             Governing Law.  The internal laws of the State of New York (without giving effect to any choice or conflict of law provision or rule (whether of the State of Louisiana or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

Section 10.10                      Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement.  Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 10.11                      Jurisdiction and Service of Process.  Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the

United States District Court for the Southern District of New York.  Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum.  Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.1.  Nothing in this Section 10.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

Section 10.12                      Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 10.13                      Expenses.  Except as otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the Contributors, on the one hand, and the Acquirer, on the other hand, will pay all of their own expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement.

Section 10.14                      Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

[Signature page follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

Acquirer:

DOC-CCSC Crescent City Surgical Centre, LLC

By: Physicians Realty L.P, its manager

By:	Physicians Realty Trust, its general partner

By:	/s/ John. T. Thomas
Name: John T. Thomas
Title: President & CEO

Company:

Crescent City Surgical Centre Facility, LLC

By:	/s/ Kirk W. Long
Name: Kirk W. Long
Title: CEO

Acquirer’s Parent:

Physicians Realty L.P.

By: Physicians Realty Trust, its general partner

By:	/s/ John T. Thomas
Name: John T. Thomas
Title: President & CEO

Members of the Company:

Lavin Healthcare, L.L.C.

By:	/s/ Thomas E. Lavin
Name: Thomas E. Lavin
Title: Manager

NANEELIE, L.L.C.

By:	/s/ Najeeb M. Thomas
Name: Najeeb M. Thomas
Title: Manager

CWM Consulting, L.L.C.

By:	/s/ Chad W. Millet
Name: Chad W. Millet
Title: Manager

/s/ Michael J. Thomas, M.D.
Michael J. Thomas, M.D., in his/her individual capacity

/s/ Clark G. Warden, M.D.
Clark G. Warden, M.D., in his/her individual capacity

/s/ James G. Redmann, M.D.
James G. Redmann, M.D., in his/her individual capacity

/s/ Matthew S. French, M.D.
Matthew S. French, M.D., in his/her individual capacity

/s/ Rachel L. Moore, M.D.
Rachel L. Moore, M.D., in his/her individual capacity

/s/ Rand M. Voorhies, M.D.
Rand M. Voorhies, M.D., in his/her individual capacity

/s/ Richard L. Corales, M.D.
Richard L. Corales, M.D., in his/her individual capacity

/s/ Lucien Miranne, M.D.
Lucien Miranne, M.D., in his/her individual capacity

/s/ Richard L. Meyer, Jr., M.D
Richard L. Meyer, Jr., M.D., in his/her individual capacity

/s/ Lance S. Estrada, M.D.
Lance S. Estrada, M.D., in his/her individual capacity

/s/ Kevin M. Watson, M.D.
Kevin M. Watson, M.D., in his/her individual capacity

/s/ Andres G. Todd, M.D.
Andrew G. Todd, M.D., in his/her individual capacity

/s/ Roger H. Ogden, M.D.
Roger H. Ogden, M.D., in his/her individual capacity

/s/ Ralph W. Junius, M.D.
Ralph W. Junius, M.D., in his/her individual capacity

/s/ N. Knight Worley, M.D.
N. Knight Worley, M.D., in his/her individual capacity

/s/ Russell Patrick Cecola, M.D.
Russell Patrick Cecola, M.D., in his/her individual capacity

/s/ Sean G. Mayfield, M.D.
Sean G. Mayfield, M.D., in his/her individual capacity

/s/ Michael F Adinolfi, M.D.
Michael F. Adinolfi, M.D., in his/her individual capacity

/s/ Elliot B. Black, M.D.
Elliott B. Black, M.D., in his/her individual capacity

/s/ Eileen S. Black, M.D.
Eileen S. Black, M.D., in his/her individual capacity

/s/ Richard C Vanderbrook, M.D.
Richard C. Vanderbrook, M.D., in his/her individual capacity

/s/ Simon Finger, M.D.
Simon Finger, M.D., in his/her individual capacity

/s/ Michael J. McNulty, M.D.
Michael J. McNulty, M.D., in his/her individual capacity

/s/ Everett G. Robert, M.D.
Everett G. Robert, M.D., in his/her individual capacity

/s/ Douglas N. Lurie, M.D.
Douglas N. Lurie, M.D., in his/her individual capacity

/s/ Claude Williams, M.D.
Claude Williams, M.D., in his/her individual capacity